Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WMIH CORP.

WMIH Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is WMIH Corp.

SECOND: The date of the filing of the Amended and Restated Certificate of Incorporation (the “Charter”) with the Secretary of State for the State of Delaware was May 11, 2015.

THIRD: Article VI of the Charter be, and it hereby is, amended in its entirety to read as follows:

ARTICLE VI 5.00% SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “5.00% Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 600,000. From and after the Amendment Effective Time (as defined below), the powers, designations, preferences and relative, participating, optional or other special rights, of the Series B Preferred Stock and the qualifications, limitations, or restrictions thereof shall be as provided in this Article VI. Prior to the Amendment Effective Time and in the event a Qualified Acquisition occurs prior to the Amendment Effective Time such that the Amendment Effective Time does not occur, the powers, designations, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock and the qualifications, limitations, or restrictions thereof shall be as provided in Article VI of the Amended and Restated Certificate of Incorporation of the Corporation as attached to Annex I to the Certificate of Merger of WMI Holdings Corp. (a Washington corporation) with and into WMIH Corp. (a Delaware corporation) as filed with the Secretary of State for the State of Delaware on May 11, 2015 (the “Prior Charter”), and this Article VI shall not become applicable and shall not modify or govern the power, designations, preferences and relative, participating, optional or other special rights of the Series B Preferred Stock as in effect in Article VI of the Prior Charter, and qualifications, limitations or restrictions thereof.

2. Definitions. As used in this Article VI with respect to Series B Preferred Stock:

(a) “Acquisition” means any acquisition by the Corporation, a holding company of the Corporation or a holding company to be formed by the Corporation, or any of the Corporation’s direct or indirect wholly-owned subsidiaries, in a single transaction or a series of transactions, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 80% or more of the equity interests in, or a business line, unit or division of, any Person.

(b) “Amendment Effective Time” means 12:00 a.m., New York City time, on January 5, 2018, unless a Qualified Acquisition has occurred prior to such time, in which case, such Amendment Effective Time shall not occur.

(c) “Authorized Officers” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Corporation.

(d) “Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

(e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close or be closed.

(f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(g) “Change of Control Event” shall have the meaning set forth in Section 7(b) of this Article VI.

(h) “Change of Control Event Corporation Notice” shall have the meaning set forth in Section 7(c) of this Article VI.

(i) “Change of Control Event Repurchase Date” shall have the meaning set forth in Section 7(a) of this Article VI.

(j) “Change of Control Event Repurchase Offer” shall have the meaning set forth in Section 7(a) of this Article VI.

(k) “Change of Control Event Repurchase Price” shall have the meaning set forth in Section 7(a) of this Article VI.

(l) “Conversion Agent” means the Transfer Agent.

(m) “Conversion Price” shall mean $1.35 per share of Common Stock, subject to adjustment as set forth in this Article VI.

(n) “DTC” means The Depository Trust Company.

(o) “Escrow Agent” means Citibank, N.A., a national banking association organized and existing under the laws of the United States of America and acting through its Agency and Trust Division and solely in its capacity as escrow agent under the Escrow Agreement.

(p) “Escrow Agreement” means the Escrow Agreement, dated as of January 5, 2015, by and among WMI Holdings Corp., the predecessor in interest of the Corporation, and the Escrow Agent, as amended from time to time.

(q) “Event of Nonpayment” shall have the meaning set forth in Section 15(b) of this Article VI.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s) “Exchange Property” shall have the meaning set forth in Section 11(e) of this Article VI.

(t) “Expiration Date” shall have the meaning set forth in Section 11(a)(B) of this Article VI.

(u) “Expiration Time” shall have the meaning set forth in Section 11(a)(B) of this Article VI.

(v) “Holder” means the Person in whose name shares of the Series B Preferred Stock are registered.

(w) “Issue Date” means January 5, 2015, which is the original issue date of the Series B Preferred Stock.

(x) “Junior Stock” means the Common Stock and, if issued, the junior participating preferred stock of the Corporation and each other class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation.

(y) “Liquidation Preference” shall have the meaning set forth in Section 12(a) of this Article VI.

(z) “Mandatory Conversion” means a conversion of the Series B Preferred Stock to Common Stock pursuant to Section 5 of this Article VI.

(aa) “Mandatory Conversion Date” shall have the meaning set forth in Section 5(a) of this Article VI.

(bb) “Mandatory Redemption Date” shall have the meaning set forth in Section 6(a) of this Article VI.

(cc) “Mandatory Redemption Price” shall have the meaning set forth in Section 6(a) of this Article VI.

(dd) “Market Disruption Event” means a failure by the Relevant Stock Exchange to open for trading during its regular trading session or the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled Trading Day for Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in Common Stock or in any options contracts or futures contracts relating to Common Stock.

(ee) “Non-U.S. Holder” means a Holder that is not treated as a “United States person” for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

(ff) “Offering” means the offering of the Series B Preferred Stock which closed on the Issue Date.

(gg) “Officer’s Certificate” means a certificate of the Corporation that is signed on behalf of the Corporation by an Authorized Officer.

(hh) “Parity Stock” means any class of capital stock or series of Preferred Stock of the Corporation now existing (including the Series A Preferred Stock) or established after the Issue Date, the terms of which expressly provide that such class or series will rank equally with the Series B Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.

(ii) “Participating Dividends” shall have the meaning set forth in Section 4(a) of this Article VI.

(jj) “Paying Agent” means the Transfer Agent.

(kk) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ll) “Preferred Director” or “Preferred Directors” shall have the meaning set forth in Section 15(b) of this Article VI.

(mm) “Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Series B Preferred Stock.

(nn) “Purchased Shares” shall have the meaning set forth in Section 11(a)(B) of this Article VI.

(oo) “Qualified Acquisition” means an Acquisition that, taken together with prior Acquisitions (if any), collectively utilize aggregate net proceeds of the Offering in the amount of $450.0 million.

(pp) “Record Holders” means, as to any day, the Holders of record of the Series B Preferred Stock as they appear on the stock register of the Corporation at 5:00 p.m., New York City time, on such day.

(qq) “Registrar” means the Transfer Agent.

(rr) “Regular Dividends” shall have the meaning set forth in Section 3(a) of Article VI.

(ss) “Regular Dividend Payment Date” means June 15 and December 15 of each year, commencing on June 15, 2018.

(tt) “Regular Dividend Period” means the period commencing on, and including, a Regular Dividend Payment Date (or if no Regular Dividend Payment Date has occurred, commencing on, and including, the Amendment Effective Time), and ending on, and including, the day immediately preceding the next succeeding Regular Dividend Payment Date.

(uu) “Regular Record Date” means with respect to payment of Regular Dividends on the Series B Preferred Stock, the 1st calendar day of the month in which the relevant Regular Dividend Payment Date falls or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Regular Dividend Payment Date, but only to the extent a Regular Dividend has been declared to be payable on such Regular Dividend Payment Date. The Regular Record Date shall apply regardless of whether such date is a Business Day.

(vv) “Relevant Stock Exchange” means the Nasdaq Capital Market or any other principal U.S. national or regional securities exchange on which Common Stock is then listed.

(ww) “Reorganization Event” shall have the meaning set forth in Section 11(e) of this Article VI.

(xx) “Representation Letter” shall have the meaning set forth in Section 3(d) of this Article VI.

(yy) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zz) “Senior Stock” means any class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Corporation.

(aaa) “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation, par value $0.00001 per share.

(bbb) “Series B Preferred Stock” shall have the meaning set forth in Section 1 of this Article VI and, where the context so requires, at times prior to the incorporation of the Corporation, includes the Series B Preferred Stock issued by WMI Holdings Corp., the predecessor in interest of the Corporation, and the initial issuer of the Series B Preferred Stock.

(ccc) “Special Distribution” shall have the meaning set forth in Section 5(a) of this Article VI.

(ddd) “Special Stub Dividend” shall have the meaning set forth in Section 3(a) of Article VI.

(eee) “Special Stub Dividend Payment Date” means January 16, 2018, when, as and if the Special Stub Dividend is declared by the Board of Directors.

(fff) “Special Stub Dividend Period” means the period commencing on and including December 15, 2017 to and including January 4, 2018.

(ggg) “Subsidiary” means, with respect to the Corporation or any other Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

(hhh) “Substantial Holder” shall have the meaning set forth in Article VIII.

(iii) “Total Liquidation Preference” shall have the meaning set forth in Section 12(a) of this Article VI.

(jjj) “Trading Day” means a day on which there is no Market Disruption Event and trading in Common Stock generally occurs on the Relevant Stock Exchange or, if Common Stock is not then listed on any Relevant Stock Exchange, on the principal other market on which Common Stock is then listed or admitted for trading. If Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

(kkk) “Transfer Agent” means, initially, Computershare Trust Company, N.A. unless a successor transfer agent is appointed pursuant to Section 20 and, thereafter, means such successor. The foregoing sentence shall likewise apply to any such subsequent successor or successors.

(lll) “Volume Weighted Average Price” or “VWAP” per share of Common Stock means, on any Trading Day, the price per share of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page

WMIH US <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

3. Dividends.

(a) Special Stub Dividend. Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation lawfully available for payment a Special Stub Dividend at an annual rate of 3.00% of the Liquidation Preference per share of Series B Preferred Stock, payable in arrears on the Special Stub Dividend Payment Date, in cash (the “Special Stub Dividend”). The Special Stub Dividend shall accumulate during the Special Stub Dividend Period whether or not, in the Special Stub Dividend Period, there have been funds of the Corporation lawfully available for the payments of such Special Stub Dividend. The Special Stub Dividend shall be payable on the Special Stub Dividend Payment Date to Holders that are Record Holders on the record date set by the Board of Directors for the payment of the Special Stub Dividend, but only to the extent the Special Stub Dividend has been declared by the Board of Directors to be payable on the Special Stub Dividend Payment Date. The Special Stub Dividend shall be based on the number of days elapsed during the Special Stub Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid Special Stub Dividends will continue to accumulate at the rate of 3.00% per annum. No interest, or sum of money in lieu of interest shall be payable in respect of any Special Stub Dividend payment or payments. If the Special Stub Dividend is not paid on the Special Stub Dividend Payment Date in full to all holders of the Series B Preferred Stock, such Special Stub Dividend shall be declared and paid pro rata so that the respective amounts of such dividends so declared and paid shall bear the same ratio as all accrued and unpaid Special Stub Dividends on the shares of Series B Preferred Stock payable on the Special Stub Dividend Payment Date bear to each other. If the Board of Directors determines not to pay the Special Stub Dividend in full on the Special Stub Dividend Payment Date, the Corporation will provide written notice to the Holders prior to the Special Stub Dividend Payment Date.

(b) Regular Dividends. Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the capital stock of the Corporation lawfully available for issuance, cumulative regular dividends at an annual rate of 5.00% of the Liquidation Preference per share of Series B Preferred Stock, payable semi-annually in arrears on each Regular Dividend Payment Date, in a number of shares of Common Stock per share of Series B Preferred Stock equal to the quotient obtained by dividing the amount of such dividend payment by the greater of (A) the arithmetic average of daily Volume Weighted Average Price per share for the Common Stock during the 20 Trading Day period ending on the Trading Day immediately preceding the record date for such dividend and (B) $1.05 (in the case of both (A) and (B), as may be equitably adjusted as determined by the Corporation for any splits, reverse-splits, reclassifications or other similar transformative, dilutive or anti-dilutive events impacting the Common Stock), rounded down to the nearest whole share (subject to Section 3(d) and Section 5(c) of this Article VI below) (the “Regular Dividends”). Regular Dividends shall accumulate from the most recent date as to which Regular Dividends shall have been paid or, if no Regular Dividends have been paid, from the Amendment Effective Time, whether or not in any Regular Dividend Period or Regular Dividend Periods, as the case may be, there have been shares of Common Stock lawfully available for the payment of such Regular Dividends. Regular Dividends shall be payable on a Regular Dividend Payment Date to Holders that are Record Holders on the Regular Record Date immediately preceding such Regular Dividend Payment Date, but only to the extent a Regular Dividend has been declared by the Board of Directors to be payable on such Regular Dividend Payment Date, except that Regular Dividends payable on each Mandatory Conversion Date will be payable to the Holders to the extent the Corporation is lawfully permitted to pay such Regular Dividends at such time. If any Regular Dividend Payment Date is not a Business Day, the Regular Dividend payable on such date shall be paid on the next Business Day without any adjustment, interest or other penalty in respect of such delay. Regular Dividends payable on shares of Series B Preferred Stock for each full Regular Dividend Period shall be computed by dividing the annual dividend rate by two. Regular Dividends payable on shares of Series B Preferred Stock for the Regular Dividend Period ending June 15, 2018 shall be paid based on the number of days elapsed since the Amendment Effective Time (inclusive of January 5, 2018) and for any partial Regular Dividend Period thereafter shall be based on the number of days elapsed during such Regular Dividend Period and, in all cases shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid Regular Dividends will continue to cumulate at the rate of 5.00% per annum. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears. If more than one share of the Series B Preferred Stock is held by the same Holder, the number of full shares of Common Stock issued as a Regular Dividend shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock held by such Holder.

(c) No Regular Dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any Regular Dividend Period unless the Special Stub Dividend and all Regular Dividends for all preceding Regular Dividend Periods shall have been declared and paid, or declared and a sufficient amount of Common Stock has been set apart for the payment of such dividends, upon all outstanding shares of Series B Preferred Stock.

(d) So long as any share of Series B Preferred Stock remains outstanding:

(A) no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, including dividends payable solely in shares of Common Stock;

(B) no dividend or distribution shall be declared or paid on Parity Stock, except as set forth in this Section 3(c) of this Article VI; and

(C) no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries,

unless all accrued and unpaid Regular Dividends for all past Regular Dividend Periods, including the latest completed Regular Dividend Period, on all outstanding shares of Series B Preferred Stock have been or are contemporaneously declared and paid in full.

The foregoing limitations shall not apply to:

(A) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with any employment contract, any employee benefit plan or other similar arrangements with or for the benefit of any one or more employees, officers or directors in the ordinary course of business;

(B) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(C) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.

When Regular Dividends are not paid on any Regular Dividend Payment Date in full upon the Series B Preferred Stock, all Regular Dividends declared on Series B Preferred Stock and payable on such Regular Dividend Payment Date shall be declared and paid pro rata so that the respective amounts of such dividends so declared shall bear the same ratio as all accrued and unpaid dividends on the shares of Series B Preferred Stock payable on such Regular Dividend Payment Date bear to each other. If the Board of Directors determines not to pay any Regular Dividend in full on a Regular Dividend Payment Date, the Corporation will provide written notice to the Holders prior to such Regular Dividend Payment Date.

(e) Notwithstanding anything in this Article VI to the contrary, prior to the declaration of any Regular Dividend, the Corporation shall have the right, but not the obligation, to request that any or all holders of Series B Preferred Stock execute and deliver to the Corporation a tax representation letter (a “Representation Letter”) or, if such holder has given to the Corporation a Representation Letter, an update to Schedule A to such previously executed Representation Letter, in form and substance acceptable to the Corporation in its sole and absolute discretion. The Board of Directors may determine in accordance with Article VIII that any or all of any Regular Dividend payable to a holder of Preferred Stock constitutes Excess Securities (and upon such determination shall deliver any such Excess Securities to an Agent for the sale of all of such Excess Securities in accordance with Article VIII with the proceeds from the sale of such Excess Securities to be distributed in accordance with the provisions of Section 3 of Article VIII, with the Holder being treated as the Purported Transferee of such Excess Securities for all purposes thereunder) if:

(A) the Corporation makes such a request and such holder does not execute and deliver a Representation Letter in a timely manner; or

(B) the Board of Directors determines, in accordance with Article VIII, that the payment of a Regular Dividend would create a Substantial Holder and/or increase the Percentage Stock Ownership of a Substantial Holder.

(f) The shares of Common Stock issued as Regular Dividends will bear a restrictive legend as follows:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY (THE “COMMON STOCK”) OF WMIH CORP. (THE “COMPANY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS RECEIVED COMMON STOCK, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND / OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

IN ADDITION TO THE PROVISIONS CONTAINED IN ARTICLE VIII OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, EACH HOLDER OF COMMON STOCK SHALL BE REQUIRED TO PROVIDE PRIOR WRITTEN NOTICE TO THE BOARD OF DIRECTORS OF THE COMPANY OF ANY PROPOSED RESTRICTED TRANSFER OF COMMON STOCK OR ANY PROPOSED RESTRICTED TRANSFER OF AN INTEREST IN AN ENTITY THROUGH WHICH SUCH PARTY OWNS, DIRECTLY OR INDIRECTLY, ITS COMMON STOCK. FOR PURPOSES OF THE FOREGOING, “RESTRICTED TRANSFER” REFERS TO ANY MEANS OF CONVEYING RECORD, BENEFICIAL OR TAX OWNERSHIP (APPLYING, IN THE CASE OF TAX OWNERSHIP, APPLICABLE ATTRIBUTION RULES FOR PURPOSES OF SECTION 382 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED), WHETHER SUCH

MEANS IS DIRECT OR INDIRECT, VOLUNTARY OR INVOLUNTARY, THAT REQUIRES THE CONSENT OR APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY PURSUANT TO SECTION 2 OF ARTICLE VIII OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

4. Participating Dividends.

(a) Without the written consent of Holders of a majority in aggregate Liquidation Preference of the Series B Preferred Stock, the Corporation shall not declare or pay any dividends, distributions or other issuances to all or substantially all holders of the shares of Common Stock (whether payable in cash, securities or other property or assets), unless the Holders of the shares of Series B Preferred Stock then outstanding shall simultaneously receive participating dividends, distributions or other issuances, as applicable (collectively, “Participating Dividends”), that such Holders would have been entitled to if the shares of Series B Preferred Stock had been converted into shares of Common Stock using the then-applicable Conversion Price immediately preceding the record date for determining the stockholders eligible to receive such Common Stock dividends including, for the avoidance of doubt, any shares of Common Stock issuable in respect of accrued but unpaid Regular Dividends. For the avoidance of doubt, the written consent of Holders of a majority in aggregate Liquidation Preference of the Amended Series B Preferred Stock will not be required to declare or pay any dividend in which the Holders are entitled to participate in accordance with this Section 4(a).

(b) Participating Dividends shall be payable as and when paid to the holders of shares of Common Stock. The record date for Participating Dividends shall be the same as the record date for the payments of dividends, distributions or other issuances to the Holders of shares of Common Stock. Participating Dividends not paid or made to holders of shares of Series B Preferred Stock shall be considered accrued and unpaid dividends of the Series B Preferred Stock.

5. Mandatory Conversion on the Mandatory Conversion Date.

(a) On the closing date of an Acquisition (A) the number of outstanding shares of Series B Preferred Stock, with respect to which the net proceeds from the Offering were utilized in such Acquisition, on a pro rata basis, shall automatically convert into a number of shares of Common Stock equal to the Liquidation Preference thereof divided by the Conversion Price and (B) the Corporation shall issue 19.04762 shares of Common Stock (a “Special Distribution”) per share of Series B Preferred Stock that is automatically converted in accordance with clause (A), as may be equitably adjusted as determined by the Corporation for any splits, reverse-splits, reclassifications or other similar transformative, dilutive or anti-dilutive events impacting the Common Stock, rounded down to the nearest whole share. Notwithstanding the foregoing, on the closing date of an Acquisition that constitutes a Qualified Acquisition, each and every then outstanding share of Series B Preferred Stock (X) shall automatically convert into a number of shares of Common Stock equal to its Liquidation Preference divided by the Conversion Price and (Y) the Corporation shall issue a Special Distribution per each share of Series B Preferred Stock that is automatically converted in accordance with clause (X), as may be equitably adjusted as determined by the Corporation for any splits, reverse-splits, reclassifications or other similar transformative, dilutive or anti-dilutive events impacting the Common Stock, rounded down to the nearest whole share. Notwithstanding the foregoing, in the event that the Board of Directors determines in accordance with Article VIII that the receipt of additional shares of Common Stock in respect of a Special Distribution would cause such Holder to become a Substantial Holder and/or increase the Percentage Stock Ownership of a Substantial Holder, the Board of Directors, in its discretion pursuant to Article VIII, may determine that any or all such of such Special Distribution constitutes Excess Securities (and upon such determination shall deliver any such Excess Securities to an Agent for the sale of all of such Excess Securities in accordance with Article VIII with the proceeds from the sale of such Excess Securities to be distributed in accordance with the provisions of Section 3 of Article VIII, with the Holder being treated as the Purported Transferee of such Excess Securities for all purposes thereunder). Each closing date of an Acquisition (including a Qualified Acquisition) shall be a “Mandatory Conversion Date.” The Corporation shall issue a press release relating to each Acquisition (including a Qualified Acquisition) as soon as practicable, but in any event no later than the closing date of such Acquisition.

(b) The Conversion Price shall be subject to adjustment, if applicable, in accordance with the provisions of Section 11 of this Article VI.

(c) In addition to the shares of Common Stock issuable upon Mandatory Conversion, Holders of the Series B Preferred Stock shall have the right to receive on each Mandatory Conversion Date in shares of Common Stock an amount equal to any accrued and unpaid dividends on the shares of the Series B Preferred Stock to be converted on such Mandatory Conversion Date as of such Mandatory Conversion Date, whether or not declared (other than previously declared dividends payable to Holders of record as of a prior date), to the extent the Corporation is lawfully permitted to issue such shares at such time; provided, however, that in the event that the Board of Directors determines in accordance with Article VIII that the receipt of additional shares of Common Stock in respect of such dividends would cause such Holder to become a Substantial Holder and/or increase the Percentage Stock Ownership of a Substantial Holder, the Board of Directors, in its discretion pursuant to Article VIII, may determine that any or all such of such Common Stock constitutes Excess Securities (and upon such determination shall deliver any such Excess Securities to an Agent for the sale of all of such Excess Securities in accordance with Article VIII with the proceeds from the sale of such Excess Securities to be distributed in accordance with the provisions of Section 3 of Article VIII, with the Holder being treated as the Purported Transferee of such Excess Securities for all purposes thereunder).

6. Mandatory Redemption.

(a) Except as described in Section 6(b) of this Article VI, the Corporation shall be required to redeem all outstanding shares of the Series B Preferred Stock (including unconverted shares of the Series B Preferred Stock remaining after any Mandatory Conversion), if any, unless such shares of the Series B Preferred Stock have been previously repurchased at the option of the Holder pursuant to a Change of Control Event or mandatorily converted, on October 5, 2019 (the “Mandatory Redemption Date”), out of funds lawfully available for payment, at a price equal to $1,000 per share of the Series B Preferred Stock, plus shares of Common Stock equal to the pro rata portion of the Regular Dividend for the partial Regular Dividend Period ended immediately following October 5, 2019, plus shares of Common Stock in respect of any other accrued and unpaid dividends, if any, whether or not declared (the “Mandatory Redemption Price”).

(b) If, prior to the Mandatory Redemption Date, the Corporation has publicly announced that it has entered into a definitive agreement for an Acquisition, the Mandatory Redemption Date shall be extended to the earlier to occur of:

(A) April 5, 2020; and

(B) the day immediately following (x) the date such definitive agreement is terminated or (y) the date such Acquisition is closed.

(c) The Corporation shall submit a certificate to the Escrow Agent (within the time period required by the Escrow Agreement (unless waived by the Escrow Agent)) to request disbursement of funds sufficient to pay the Mandatory Redemption Price on the Mandatory Redemption Date. If the Paying Agent holds immediately available funds sufficient to pay the Mandatory Redemption Price on the Mandatory Redemption Date, each share of the Series B Preferred Stock shall cease to be outstanding and dividends shall cease to accrue on the Mandatory Redemption Date, whether or not such Series B Preferred Stock is delivered to the Paying Agent, and all other rights of the Holders shall terminate (other than the right to receive the Mandatory Redemption Price).

7. Repurchase at the Option of the Holder upon a Change of Control Event.

(a) If a Change of Control Event occurs at any time when shares of Series B Preferred Stock are outstanding, each Holder of Series B Preferred Stock shall have the right, at such Holder’s option, to require the Corporation to repurchase (a “Change of Control Event Repurchase Offer”) for cash, out of funds lawfully available for payment, all of such Holder’s outstanding Series B Preferred Stock, or any portion thereof that is equal to $1,000 or an integral multiple thereof, on the date specified by the Corporation in the Change of Control Event Corporation Notice that is not less than 20 calendar days or more than 35 calendar days following the date of the Change of Control Event Corporation Notice (the “Change of Control Event Repurchase Date”) at the “Change of Control Event Repurchase Price,” which shall equal $1,750 per share of Series B Preferred Stock, plus accrued and unpaid dividends in the form of shares of Common Stock, if any, whether or not declared.

(b) A “Change of Control Event” shall occur if, prior to the consummation of a Qualified Acquisition, any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total voting power of all classes of capital stock of the Corporation then outstanding and normally entitled to vote in the election of directors.

(c) No later than 20 calendar days following any Change of Control Event, the Corporation shall send notice of such Change of Control Event (the “Change of Control Event Corporation Notice”) by first class mail, with a copy to the Transfer Agent, to each Holder of the Series B Preferred Stock to the address of such Holder appearing in the security register with a copy to the Transfer Agent (or otherwise in accordance with the procedures of DTC), with the following information:

(A) that a Change of Control Event has occurred and a Change of Control Event Repurchase Offer is being made and that all shares of Series B Preferred Stock properly tendered pursuant to such offer will be accepted for payment by the Corporation;

(B) the Change of Control Event Redemption Price and the Change of Control Event Repurchase Date;

(C) that any shares of Series B Preferred Stock not properly tendered will remain outstanding and continue to accrue dividends and will retain their conversion rights;

(D) that, unless the Corporation defaults in the payment of the Change of Control Event Repurchase Price, all shares of Series B Preferred Stock accepted for payment pursuant to the Change of Control Event Repurchase Offer will cease to accrue dividends and their conversion rights will terminate on the Change of Control Event Repurchase Date;

(E) that Holders electing to have any shares of Series B Preferred Stock repurchased pursuant to a Change of Control Event Repurchase Offer will be required to surrender such shares, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of such shares completed, to the Transfer Agent specified in the Change of Control Event Company Notice at the address specified in the Change of Control Event Corporation Notice prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Change of Control Event Repurchase Date;

(F) that Holders will be entitled to withdraw all or a portion of their shares tendered for repurchase; provided that the Transfer Agent receives, not later than 5:00 p.m., New York City time, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the shares, the number of shares tendered for repurchase, and a statement that such Holder is withdrawing its tendered shares; and

(G) that if the fewer than all of a Holder’s shares are repurchased, the Corporation will issue to the Holder new shares having aggregate Liquidation Preference equal to the unrepurchased portion of such Holder’s shares; the aggregate Liquidation Preference of such shares must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

The Corporation shall (within the time period required by the Escrow Agreement (unless waived by the Escrow Agent)) submit a certificate to the Escrow Agent to request disbursement of funds sufficient to pay the Change of Control Event Repurchase Price on the Change of Control Event Repurchase Date.

If the shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, a Holder must tender its shares of Series B Preferred Stock for repurchase in accordance with the applicable procedures of DTC or such similar facility.

Simultaneously with providing such notice, the Corporation shall publish the information on its website or through a press release or such other public medium as the Corporation may use at that time.

(d) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the shares of Series B Preferred Stock pursuant to a Change of Control Event Repurchase Offer. On the Change of Control Event Repurchase Date, the Corporation shall, to the extent permitted by law:

(A) accept for payment all shares properly tendered pursuant to the Change of Control Event Repurchase Offer;

(B) deposit with the Paying Agent an amount equal to the aggregate Change of Control Event Repurchase Price in respect of all shares so tendered; and

(C) deliver, or cause to be delivered, to the Transfer Agent for cancellation the shares so accepted.

8. Conversion Procedures.

(a) On the applicable Mandatory Conversion Date, dividends on any shares of Series B Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such converted shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares of Series B Preferred Stock to receive shares of Common Stock (or units of Exchange Property, if applicable) into which such shares of Series B Preferred Stock were issuable upon such conversion and any accrued and unpaid dividends on such shares (payable in shares of Common Stock), to which such Holders are otherwise entitled pursuant to Section 5(c) of this Article VI.

(b) The Person or Persons entitled to receive the Common Stock issuable upon Mandatory Conversion of the Series B Preferred Stock shall be treated as the Record Holder or Record Holders, as the case may be, of such shares of Common Stock as of 5:00 p.m., New York City time, on the applicable Mandatory Conversion Date. Prior to 5:00 p.m., New York City time, on such applicable Mandatory Conversion Date, shares of Common

Stock issuable upon Mandatory Conversion of any shares of Series B Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders of shares of Series B Preferred Stock shall have no rights with respect to such shares of Common Stock, including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Series B Preferred Stock.

(c) In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon Mandatory Conversion of such Holder’s shares of Series B Preferred Stock should be registered, on the applicable Mandatory Conversion Date, the Corporation shall be entitled to register such shares of Common Stock in the name of the Holder of such shares of Series B Preferred Stock as shown on the records of the Corporation. In the event that shares of the Series B Preferred Stock are then held in certificated form, in the event that a Holder shall not by written notice to the Corporation elect to receive shares of Common Stock to be issued upon Mandatory Conversion in certificated form, the name in which such shares of Common Stock should be registered and the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares in book-entry form, in the name of the Holder of such shares of Series B Preferred Stock as shown on the records of the Corporation.

(d) As provided in Section 22 of this Article VI, if specified by the Holder that shares of Common Stock shall be issued to a Person other than the Holder of the shares of Series B Preferred Stock being mandatorily converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock.

9. Reservation of Common Stock.

The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, (i) solely for issuance upon the Mandatory Conversion of the Series B Preferred Stock as herein provided, that number of shares of Common Stock to be issued upon the Mandatory Conversion of all shares of Series B Preferred Stock then outstanding, calculated using the then-applicable Conversion Price, (ii) solely in respect of Special Distributions, that number of shares of Common Stock to be issued as Special Distributions, using the then number of shares of issued and outstanding Series B Preferred Stock and (iii) solely for issuance in respect of the payment of Regular Dividends as herein provided, that number of shares of Common Stock to be issued in each Regular Dividend in respect of all shares of Series B Preferred Stock then outstanding.

(a) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon Mandatory Conversion of shares of Series B Preferred Stock, in respect of a Special Distribution or upon payment of a Regular Dividend or in respect of a Regular Dividend, in each case, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, claims, charges, security interests or encumbrances (other than liens, claims, charges, security interests and other encumbrances created by the Holders).

(b) All shares of Common Stock issued and delivered upon Mandatory Conversion of the Series B Preferred Stock, in respect of a Special Distribution or upon payment of a Regular Dividend, in each case, shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, charges, security interests and other encumbrances (other than liens, claims, charges, security interests and other encumbrances created by the Holders).

(c) The Corporation shall use its reasonable efforts to take all such actions as may be necessary to assure that all shares of Common Stock to be issued upon Mandatory Conversion of the Series B Preferred Stock, in respect of a Special Distribution or in respect of the Regular Dividends, in each case, may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

10. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued to Holders upon Mandatory Conversion (including in the case of a conversion of less than all the outstanding shares of the Series B Preferred Stock), upon a Special Distribution or upon payment of a Regular Dividend.

(b) In lieu of any fractional share of Common Stock otherwise issuable upon Mandatory Conversion, upon a Special Distribution or upon payment of a Regular Dividend or Participating Dividend, as applicable, that Holder shall be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of Common Stock on the Trading Day immediately preceding the applicable Mandatory Conversion Date (except as described in Section 5(c) of this Article VI), the date of such Special Distribution, the Regular Dividend Payment Date or the payment date of a Participating Dividend, as applicable.

(c) If more than one share of the Series B Preferred Stock is mandatorily converted by or for the same Holder, the number of full shares of Common Stock issuable upon Mandatory Conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock mandatorily converted.

11. Conversion Price Adjustments.

(a) The Conversion Price will be adjusted from time to time as set forth in this Section 11 of this Article VI, provided that no adjustment shall be made with respect to dividends and distributions to holders of Common Stock to the extent that Holders of the Series B Preferred Stock participated in such dividend or distribution on a pro rata, as-converted basis, as described in Section 4 of this Article VI.

(A) If the Corporation effects a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of the Common Stock, the Conversion Price shall be adjusted based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination;

CP1	=	the Conversion Price in effect immediately after 9:00 a.m., New York City time, on such effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to 9:00 a.m., New York City time, on such effective date (and prior to giving effect to such event); and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made under this Section 11(a)(A) of this Article VI shall become effective immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination. If any subdivision or combination of the type described in this clause (A) is declared but not so made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (a) the date the Board of Directors determines not to make such subdivision or combination and (b) the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such subdivision or combination had not been declared.

(B) If the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (except as provided in Section 11(c)(B) of this Article VI) and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds an average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately prior to 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP1	=	the Conversion Price in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV	=	the fair market value (as determined in good faith by the Board of Directors) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1	=	the average VWAP per share of the Common Stock for the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Price under this Section 11(a)(B) of this Article VI shall occur at 5:00 p.m., New York City time, on the tenth consecutive Trading Day immediately following, and including, the Trading Day immediately following the Expiration Date, but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. The Corporation shall delay the settlement of any conversion of Series B Preferred Stock if the applicable Mandatory Conversion Date, occurs during such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Conversion Price) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

For purposes of this Section 11(a) of this Article VI, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(b) Voluntary Adjustment for Tax Reasons. The Corporation may make such decreases in the Conversion Price if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to the Conversion Price. If any adjustment to the Conversion Price is treated as a distribution to any Non-U.S. Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Non-U.S. Holder. Any decrease to the Conversion Price in accordance with the provisions of this Section 11(b) of this Article VI that reduces the Conversion Price below $1.08 per share, as may be equitably adjusted as determined by the Corporation for any splits, reverse-splits, reclassifications or other similar transformative, dilutive or anti-dilutive events impacting the Common Stock, shall require the prior approval of the Corporation’s stockholders to the extent required by, and in accordance with, the rules of The Nasdaq Stock Market.

(c) Calculation of Adjustments.

(A) All required calculations will be made to the nearest cent. No adjustment in the Conversion Price will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Price. If the adjustment is not made because the adjustment does not change the Conversion Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all adjustments not previously made shall be made upon any Mandatory Conversion.

(B) The Conversion Price shall not be adjusted except as provided herein. Without limiting the foregoing, the Conversion Price shall not be adjusted for:

(i) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(ii) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any Subsidiaries of the Corporation;

(iii) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; and

(iv) a change solely in the par value of the Common Stock.

(d) Notice of Adjustment. Whenever the Conversion Price is to be adjusted, the Corporation shall: (i) compute the adjusted Conversion Price and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of the revised Conversion Price, provide, or cause to be provided, a written notice to Holders of the occurrence of such event and (iii) as soon as practicable following the determination of the revised Conversion Price, provide, or cause to be provided, to Holders a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(e) Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of:

(A) any recapitalization, reclassification or change of the Common Stock (other than changes only in par value or resulting from a subdivision or combination);

(B) any consolidation or merger of the Corporation with or into another Person or any statutory exchange or binding share exchange; or

(C) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its Subsidiaries;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at the effective time of such Reorganization Event, each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of the Common Stock received in such Reorganization Event (the “Exchange Property”) based on the number of shares of Common Stock that such Holder would have owned on an as-converted basis determined assuming the then-applicable Conversion Price, and, at the effective time of such Reorganization Event, the Corporation shall amend this Article VI (or, if applicable, cause to be issued a certificate of designation) to provide for such change in the conversion provisions of the Series B Preferred Stock; provided that if the kind and amount of Exchange Property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then the Exchange Property receivable upon such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make an election (or of all such holders if none makes an election).

The above provisions of this Section 11(e) of this Article VI shall similarly apply to successive Reorganization Events and the Corporation shall make applicable adjustments to the anti-dilution adjustments as the Board of Directors (or the board of directors of any successor of the Corporation) shall deem appropriate.

The Corporation (or any successor) shall, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such Reorganization Event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11(e) of this Article VI.

12. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount in cash equal to the greater of (i) the sum of (x) $1,000 per share of Series B Preferred Stock (the “Liquidation Preference”) and (y) an amount equal to any accrued and unpaid dividends on each share of Series B Preferred Stock, whether or not declared and whether or not designated to be paid in cash or shares of Common Stock, to, but not including, the date fixed for liquidation, dissolution or winding up and (ii) the amount such holder would receive on an as-converted basis in a pro rata distribution to holder of Common Stock in a liquidation (such amounts in (i) or (ii) collectively, the “Total Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 12(a) of this Article VI the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and any Parity Stock as to such distribution, Holders and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full amount of the Liquidation Preference and accrued and unpaid dividends to which they are entitled.

(c) Residual Distributions. After payment of the full amount of the Total Liquidation Preference to which they are entitled, Holders will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

13. No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions, except as provided in Sections 6 and 7 of this Article VI.

14. Status of Converted, Redeemed or Repurchased Shares. Shares of Series B Preferred Stock that are duly converted in accordance herewith, or redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance; provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock.

15. Voting Rights.

(a) General. Holders shall vote on an as-converted basis, calculated using the then-applicable Conversion Price, with holders of Common Stock. In addition, the affirmative consent of Holders of at least a majority in voting power of the outstanding shares of the Series B Preferred Stock, voting as a separate class, shall be required for:

(A) the amendment or alteration of the provisions in Article VIII;

(B) the amendment or alteration of this Article VI;

(C) the amendment or alteration of this Certificate of Incorporation to authorize or create or increase the authorized amount of, or issue, any class or series of stock ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding-up; and

(D) the amendment, alteration or repeal of any provision of this Certificate of Incorporation that adversely affects the rights, preferences, privileges or voting power of the Series B Preferred Stock.

(b) Preferred Directors. In addition to the voting rights in Section 15(a) of this Article VI, if the Corporation fails to:

(A) pay Regular Dividends or Participating Dividends payable on the shares of the Series B Preferred Stock for three (3) consecutive Regular Dividend Periods or payment dates of Participating Dividends, as applicable;

(B) pay the Mandatory Redemption Price in full at the Mandatory Redemption Date; or

(C) repurchase the shares of the Series B Preferred Stock tendered for repurchase by paying in full the aggregate Change of Control Event Repurchase Price for all shares so tendered on the Change of Control Event Repurchase Date

(each, an “Event of Nonpayment”); then (to the extent permitted under this Certificate of Incorporation and the Bylaws) immediately prior to the next annual meeting or special meeting of the Corporation’s stockholders, the authorized number of directors on the Board of Directors shall automatically be increased by two and the Holders will have the right, voting as a separate class, to elect two directors (together, the “Preferred Directors” and each, a “Preferred Director”) to fill such newly created directorships at such meeting of the Corporation’s stockholders and at each subsequent annual meeting or special meeting of the Corporation’s stockholders until:

(x) in the Event of Nonpayment of accrued and unpaid Regular Dividends and Participating Dividends, all accrued and unpaid Regular Dividends and Participating Dividends have been paid in full;

(y) in the Event of Nonpayment of the Mandatory Redemption Price, the Mandatory Redemption Price of all shares of the Series B Preferred Stock have been paid in full; or

(z) in the Event of Nonpayment of the aggregate Change of Control Event Repurchase Price for all shares of the Series B Preferred Stock tendered for repurchase, the aggregate Change of Control Event Repurchase Price for such tendered shares has been paid in full;

at which time, as applicable, such right will immediately terminate, except as otherwise provided herein or expressly provided by law, subject to revesting in the event of each and every Event of Nonpayment.

Upon any termination of the right set forth in the immediately preceding paragraph, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected as described above.

Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of the Corporation’s stockholders at which this is a permitted action by the affirmative vote of the Holders of a majority in voting power of the shares of Series B Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as described above, the remaining Preferred Director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of Holders to elect Preferred Directors has become vested and is continuing but a meeting of the Corporation’s stockholders to elect such Preferred Directors has not yet been held, or if a vacancy shall exist in the office of any such Preferred Director that has not been filled by the remaining Preferred Director, the Board of Directors may, but shall not be required to, call a special meeting of Holders for the purpose of electing the Preferred Directors that such Holders are entitled to elect; provided that in the event the Board of Directors does not call such special meeting, such election will be held at the next annual meeting. At any such meeting held for the purpose of electing such Preferred Director or Preferred Directors, as the case may be, (whether at an annual meeting or special meeting), the presence in person or by proxy of the Holders of shares representing at least a majority of the voting power of the Series B Preferred Stock shall be required to constitute a quorum of the Series B Preferred Stock. The affirmative vote of Holders constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such Preferred Director.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of this Certificate of Incorporation, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time.

16. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series B Preferred Stock as the absolute, true and lawful owner thereof for all purposes, including, without limitation, for purposes of making payment and settling conversions, to the fullest extent permitted by law and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

17. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

18. No Preemptive Rights. No share of Series B Preferred Stock or share of Common Stock issued upon Mandatory Conversion of the Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

19. Replacement Stock Certificates.

(a) If physical certificates are issued, and any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder thereof, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the lost, stolen or destroyed Series B Preferred Stock certificate, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificate representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following such Mandatory Conversion Date in connection with a Qualified Acquisition, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall (subject to Section 5(d) of this Article VI) deliver the shares of Common Stock issuable, along with any other consideration payable or deliverable, pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

20. Transfer Agent, Registrar, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Registrar, Conversion Agent and Paying Agent for the Series B Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

21. Form. The Series B Preferred Stock may be issued in book-entry form through DTC or any similar facility.

22. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

23. Listing.

(a) The Corporation hereby covenants and agrees to use its reasonable efforts to list Common Stock on a national securities exchange after becoming eligible to do so and upon approval of the Board of Directors.

(b) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed or quoted, as applicable, on any national securities exchange, automated quotation system or other market, the Corporation shall, if permitted by the rules of such exchange, system or market, use reasonable efforts to list or quote and keep listed or quoted, as applicable, so long as the Common Stock shall be so listed or quoted, as applicable on such exchange, system or market, all shares of Common Stock issuable upon Mandatory Conversion of the Series B Preferred Stock, calculated using the then-applicable Conversion Price; provided, however, that if the rules of such exchange, system or market permit the Corporation to defer the listing of such Common Stock until the first Mandatory Conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to use reasonable efforts to list or quote, as applicable, such Common Stock issuable upon Mandatory Conversion of the Series B Preferred Stock if permitted by the rules of such exchange, system or market at such time.

24. Ranking. The Series B Preferred Stock will, with respect to dividend rights or rights upon the liquidation, dissolution or winding-up of the Corporation rank (i) senior to any Junior Stock, (ii) on parity with any Parity Stock and (iii) junior to any Senior Stock and the Corporation’s existing and future indebtedness (including trade payables).

25. Information Reporting. The Corporation hereby covenants and agrees to use its reasonable best efforts to timely file all required reports under Section 13 or 15(d) of the Exchange Act.

If, at any time, the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, the Corporation shall, so long as any of the Series B Preferred Stock or Common Stock issued upon Mandatory Conversion will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon the written request of a holder, beneficial owner or prospective purchaser of the Series B Preferred Stock or Common Stock, as the case may be, promptly furnish such holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act to facilitate the resale of the Series B Preferred Stock or Common Stock, as the case may be, pursuant to Rule l44A under the Securities Act, as such rule may be amended from time to time. The Corporation shall take such further action as any holder or beneficial owner of the Series B Preferred Stock or Common Stock, as the case may be, may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell their shares of Series B Preferred Stock or Common Stock, as the case may be, in accordance with Rule 144A under the Securities Act.

26. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 (by written consent of the stockholders of the Corporation) and 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the 8th of December, 2017.

By:	/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Executive Vice President